Exhibit 4.6

Execution Copy

INVESTMENT AGREEMENT

This Agreement (this “Agreement”) is entered into as of March 28, 2008 by and between Riata Management, LLC, a limited liability company incorporated under the laws of Oklahoma, having an office in Oklahoma City, Oklahoma (“Riata”) and TransAtlantic Petroleum Corp., a body corporate incorporated under the laws of the Province of Alberta, having an office in Calgary, Alberta (“TransAtlantic” or the “Corporation”);

WHEREAS, Riata desires to acquire, on the terms, in the manner and subject to the conditions reflected below, Common Shares of TransAtlantic; and

WHEREAS, TransAtlantic and Riata believe that it is desirable and in the best interests of each of TransAtlantic and Riata to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein set forth, the Parties to this Agreement have agreed, and hereby agree subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article unless such terms are defined elsewhere in this Agreement:

(a)	“Affiliate” has the meaning ascribed thereto in the Business Corporations Act (Alberta).

(b)	“Agreement” means this Agreement, including the Attachments and Exhibits hereto and the Disclosure Letter, together with any amendments, supplements, modifications or revisions hereof.

(c)	“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement, the First Investment and the Second Investment.

(d)	“Board of Directors” means the board of directors of TransAtlantic.

(e)	“Bridge Loan” means the bridge loan in the principal amount of U.S. $2,000,000 made by Quest Capital Corp. to TransAtlantic.

(f)	“Canadian Securities Commissions” means the securities commissions or other securities regulatory authorities in each of the provinces and territories of Canada.

(g)	“Canadian Securities Laws” means all acts, rules, regulations and published policies promulgated or otherwise adopted from time to time by any of the Canadian Securities Commissions or other authority having jurisdiction.

(h)	“Common Shares” means common shares, no par value, in the capital of TransAtlantic.

(i)	“Conditional Approval Letter” means the conditional approval letter of the TSX dated March 18, 2008.

(j)	“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

(k)	“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

(l)	“Disclosure Letter” means the disclosure letter delivered by TransAtlantic to Riata concurrently with the execution and delivery of this Agreement or the completion of the First Investment and the Second Investment, in the form set forth in Exhibit 1.

(m)	“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

(n)	“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

(o)	“Environmental, Health, and Safety Liabilities” means any cost, damages, expense (including reasonable attorney’s fees and other defense or investigation expenses), liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(i)	any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(ii)	fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(iii)	financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such action has been required or requested by any Governmental Body or any other Person) or for any natural resource damages; or

(iv)	any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

(p)	“Environmental Law” means any Legal Requirement that requires or relates to:

(i)	advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have a significant impact on the Environment;

(ii)	preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(iii)	reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(iv)	assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(v)	protecting resources, species, or ecological amenities;

(vi)	reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(vii)	cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(viii)	making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

(q)	“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

(r)	“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by TransAtlantic and any buildings, plants, structures, or equipment currently or formerly owned or operated by TransAtlantic.

(s)	“GAAP” means generally accepted accounting principles in Canada as defined from time to time by the Accounting Standards Board of the Canadian Institute of Chartered Accountants.

(t)	“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

(u)	“Governmental Body” means any:

(i)	nation, state, province, county, city, town, village, district, or other jurisdiction of any nature;

(ii)	federal, state, provincial, local, municipal, foreign, or other government;

(iii)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, central bank, department, official, or entity and any court, arbitral body or other tribunal);

(iv)	multi-national organization or body; or

(v)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(v)	“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to Persons or property on or off the Facilities, or that may affect the value of the Facilities or TransAtlantic.

(w)	“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

(x)	“Knowledge” means an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. A corporation will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director or officer of the corporation, after reasonable and diligent enquiry, has Knowledge of such fact or other matter.

(y)	“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

(z)	“Moroccan Farm-in Agreement” means the Farm-in Agreement among Riata, Sphere Petroleum QSC and TransAtlantic.

(aa)	“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

(bb)	“Oil and Gas Properties” means all of TransAtlantic and its Subsidiaries’ right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to: (i) hydrocarbon and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profit interests, mineral fee interests, carried interests and other properties and interests (collectively, the “Leases”); and (ii) concession agreements, including without limitation those described to Riata (collectively, the “Concession Agreements”) and any and all hydrocarbon, water or injection wells on or applicable to any of the foregoing thereon or applicable thereto.

(cc)	“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

(dd)	“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(i)	such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)	such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(iii)	such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(ee)	“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) articles of organization and operating agreement of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vi) any amendment to any of the foregoing.

(ff)	“Parties” means Riata and TransAtlantic, and “Party” means either one of them as the context requires.

(gg)	“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

(hh)	“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(ii)	“Proportional Interest” means that fraction which has as its numerator the number of Common Shares owned or controlled, directly or indirectly, by the Riata Entities and which has as its denominator the total number of Common Shares held by all TransAtlantic Shareholders.

(jj)	“Registration Rights Agreement” means the Registration Rights Agreement between Riata and TransAtlantic, in the form settled as of the date of this Agreement.

(kk)	“Regulation D” means Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act.

(ll)	“Related Person” means with respect to a particular individual:

(i)	each other member of such individual’s Family (as defined below);

(ii)	any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(iii)	any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below); and

(iv)	any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(v)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(vi)	any Person that holds a Material Interest in such specified Person;

(vii)	each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(viii)	any Person in which such specified Person holds a Material Interest;

(ix)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(x)	any Related Person of any individual described in clause (vi) or (vii).

For purposes of this definition: (i) the “Family” of an individual includes (A) the individual, (B) the individual’s spouse, (C) any other natural Person who is related to the individual or the individual’s spouse within the second degree, and (D) any other natural Person who resides with such individual; and (ii) “Material Interest” means direct or indirect beneficial ownership of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

(mm)	“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

(nn)	“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

(oo)	“Riata Entity” means any Person who acquires Common Shares pursuant to a closing pursuant to the First Investment or the Second Investment.

(pp)	“Riata Loan” means the loan from Riata to TransAtlantic in the principal amount of U.S. $2,000,000.

(qq)	“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

(rr)	“Shareholder Approval” means a simple majority of the votes cast by TransAtlantic Shareholders (excluding any Riata Entity and any Related Person of a Riata Entity) at a duly-called meeting of the TransAtlantic Shareholders.

(ss)	“Subsidiary” means any entity with respect to which a Person (or a Subsidiary thereof) has the power, through the ownership of securities or otherwise, to elect at least a majority of the directors, or similar managing body, or in which such Person owns directly or indirectly 50% or more of the fair market value of the equity of such entity.

(tt)	“Taxes” means all net income, gross income, gross receipt, sales and use, ad valorem, franchise, profits, licenses, withholding, payroll, excise, severance, stamp, occupation, property, customs duties or other taxes, fees or charges of any kind whatsoever imposed by a foreign, federal, state, provincial, county or local Governmental Body together with any interest, penalty or additions thereon, whether or not such amounts are described as taxes.

(uu)	“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Taxes or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Taxes.

(vv)	“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

(ww)	“Threatened” means a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

(xx)	“TransAtlantic Shareholder” means any Person who is a holder of Common Shares.

(yy)	“TSX” means the Toronto Stock Exchange.

(zz)	“U.S.” means the United States of America.

ARTICLE 2

FIRST INVESTMENT

2.1	First Investment

Subject to the terms and conditions of this Agreement, TransAtlantic shall issue and sell, and Riata will arrange for one or more of the Riata Entities to subscribe for and purchase, 10,000,000 Common Shares in the capital of TransAtlantic (the “First Investment Shares”) at a price per Common Share of Cdn. $0.30 and an aggregate purchase price of Cdn. $3,000,000 (the “First Investment”).

ARTICLE 3

SECOND INVESTMENT

3.1	Second Investment

Subject to the terms and conditions of this Agreement, TransAtlantic shall issue and sell, and Riata will arrange for one or more of the Riata Entities to subscribe for and purchase, 25,000,000 Common Shares in the capital of TransAtlantic (the “Second Investment Shares”) at a price per Common Share of Cdn. $0.36 and an aggregate purchase price of Cdn. $9,000,000 (the “Second Investment”).

ARTICLE 4

TSX APPROVALS REQUIRED FOR THE INVESTMENTS

4.1	TSX Approval

The First Investment shall not proceed until:

(a)	the TSX has indicated that it is satisfied with the participation of the Riata Entities in the First Investment, as described in the Conditional Approval Letter; and

(b)	the TSX has indicated that it is satisfied with the appointment of Riata’s nominee to the Board of Directors in connection with the completion of the First Investment, as described in the Conditional Approval Letter.

4.2	Shareholder Approval

The Second Investment shall not proceed unless it receives Shareholder Approval at a duly-called meeting of TransAtlantic Shareholders (the “Meeting”) in compliance with the directions of the TSX specified pursuant to the Conditional Approval Letter.

4.3	Meeting

TransAtlantic shall, as soon as practicable following the execution of this Agreement, use its Best Efforts and take all action necessary, in accordance with applicable Legal Requirements and the requirements of the TSX, to duly call, give notice of, convene and hold the Meeting to consider and vote upon the Second Investment. Subject to achieving the required quorum, the Meeting will occur on May 20, 2008 or on such later date as may be agreed by TransAtlantic and Riata. The Meeting will also constitute the required annual meeting of the TransAtlantic Shareholders and will provide for the appointment of all members of the Board of Directors.

4.4	Management Proxy Circular

(a)	TransAtlantic shall, in connection with the Meeting, mail to each TransAtlantic Shareholder a management proxy circular (the “Management Proxy Circular”), together with a notice of the Meeting, a proxy and any other document required in connection with the Meeting, each in the form prescribed by applicable Legal Requirements.

(b)	Riata and TransAtlantic shall use Best Efforts to obtain and provide the information required by applicable Legal Requirements to be included in the Management Proxy Circular, which information shall not, on either the date that the Management Proxy Circular is first mailed or the date that the Meeting is held, contain an untrue statement of a material fact or omit to state a material fact required therein or necessary to make a statement contained therein not misleading in the light of the circumstances in which it was made.

(c)	TransAtlantic shall provide Riata with a reasonable amount of time to review and comment on the Management Proxy Circular, prior to its final approval by TransAtlantic’s Board of Directors; provided, that any decision concerning the inclusion of Riata’s comments, if any, in the Management Proxy Circular shall be made by TransAtlantic and its Board of Directors, acting reasonably and taking account of Riata’s comments to the extent that is reasonable and as is permitted by Legal Requirements.

4.5	TransAtlantic Support for the First Investment and the Second Investment

TransAtlantic represents and warrants that:

(a)	its Board of Directors has unanimously determined that each of the First Investment and the Second Investment are in the best interests of TransAtlantic and the TransAtlantic Shareholders; and

(b)	the Board of Directors has unanimously approved this Agreement.

The Board of Directors will unanimously recommend in the Management Proxy Circular that the TransAtlantic Shareholders approve the Second Investment.

ARTICLE 5

CLOSING

5.1	First Investment

Subject to the terms and conditions of this Agreement, the First Investment shall be completed at the offices of Macleod Dixon LLP, at Calgary, Alberta at 9:00 a.m. on the first business day in Calgary, Alberta following the TSX approval pursuant to Section 4.1 or at such other time and place as the Parties may agree (the “First Closing”).

5.2	Second Investment

Subject to the terms and conditions of this Agreement, the Second Investment shall be completed at the offices of Macleod Dixon LLP at 9:00 a.m. on the first business day in Calgary, Alberta following Shareholder Approval of the Second Investment pursuant to Section 4.2 or at such other time and place as the Parties may agree (the “Second Closing”).

ARTICLE 6

BOARD OF DIRECTORS

6.1	Appointment of a Director at the First Closing

At the First Closing, Riata shall designate one individual of its choosing for appointment to the Board of Directors and TransAtlantic shall arrange for the appointment of such individual to the Board of Directors (subject to the eligibility requirements of the Business Corporations Act (Alberta) and the TSX) pursuant to Subsection 106(4) of the Business Corporations Act (Alberta) at the First Closing.

6.2	Appointment of a Director in Connection with the Second Closing

(a)	If the First Closing occurs, Riata shall have the right to nominate two individuals of its choosing for election to the Board of Directors at the Meeting. Each nominee of Riata shall be subject to the eligibility requirements provided for by the applicable Legal Requirements or rules of the TSX. Each such nominee of Riata shall be nominated and supported for election by the Corporation in the same manner as all other nominees proposed by the Corporation.

(b)	Riata shall make arrangements to ensure that if both nominees are elected and if the Second Closing does not occur within 180 days of the date of this Agreement, then one of the nominees so elected shall resign.

6.3	Appointment of Other Directors

(a)	If the Second Closing occurs, and for so long as the Riata Proportional Interest at the time of the recommendation by the Corporation of nominees for election to the Board of Directors is more than 20%, Riata shall have the right to nominate two individuals of its choosing for election to the Board of Directors at all meetings of the TransAtlantic Shareholders at which directors are elected.

(b)	If the First Closing occurs, and for so long as the Riata Proportional Interest at the time of the recommendation by the Corporation of nominees for election to the Board of Directors is more than 10% but less than 20%, Riata shall have the right to nominate one individual of its choosing for election to the Board of Directors at all meetings of the TransAtlantic Shareholders at which directors are elected.

(c)	Each nominee of Riata that is proposed pursuant to Section 6.3(a) or (b) shall be subject to the eligibility requirements provided for by the applicable Legal Requirements or rules of the TSX. Each such nominee of Riata shall be nominated and supported for election by the Corporation in the same manner as all other nominees proposed by the Corporation.

(d)	If any such Riata nominee director who is elected by the TransAtlantic Shareholders resigns or is no longer a director, then TransAtlantic shall immediately appoint such individual as is nominated by Riata to replace such individual, subject to the eligibility requirements of applicable Legal Requirements or rules of the TSX.

6.4	Right to Call Shareholders Meeting

If at the time of such demand the Riata Proportional Interest is equal to or greater than 20%, Riata shall have the right to require that the Corporation conduct a meeting of TransAtlantic Shareholders to elect directors or consider any other matter at its request (other than matters described in Section 136(5)(b) or (e) of the Business Corporations Act (Alberta)). Upon receipt of a written request from Riata, the Corporation shall complete all steps required to conduct such a meeting within 80 days of receipt of such written request.

ARTICLE 7

PRE-EMPTIVE RIGHTS

7.1	Pre-Emptive Right

(a)	If TransAtlantic wishes to issue or pursue an offering of Common Shares or securities convertible or exchangeable into Common Shares (collectively, the “Subject Securities”) other than:

(i)	pursuant to securities outstanding as of the date of this Agreement;

(ii)	the issuance (or exercise) of options pursuant to the Corporation’s option plan;

(iii)	in connection with the retention of employees;

(iv)	in connection with the hiring of employees; or

(v)	pursuant to the exercise of previously issued convertible securities;

then the Riata Entities (based on an allocation determined by Riata) shall have the right (the “Pre-Emptive Right”), subject to TSX approval and compliance with applicable Legal Requirements, to subscribe for and purchase that number of Subject Securities obtained when the total number of Subject Securities is multiplied by Riata’s Proportional Interest determined as of the Second Closing (or if such closing does not occur, the First Closing) (the “Riata Interest”), on the same terms and at the same price that TransAtlantic is prepared to issue the Subject Securities to other prospective purchasers.

(b)	If the Subject Securities are being offered by TransAtlantic on different terms to different purchasers, then each such transaction shall be treated as a separate offering for the purposes of this Article 7.

7.2	Notice

TransAtlantic shall give to Riata a written notice (the “Sale Notice”) prior to offering or issuing the Subject Securities, which shall specify the number and the class of Subject Securities and the terms and conditions on which they are being or are proposed to be issued.

7.3	Election

Riata may elect to purchase the Riata Interest by giving a written notice of its election (the “Election Notice”) to TransAtlantic on or before the third day after receiving the Sale Notice. The Election Notice shall state the number of Riata Interest securities that Riata wishes to purchase, up to the maximum amount specified in Section 7.1. If Riata does not deliver an Election Notice within such time-period herein, Riata shall be deemed to have elected not to exercise its Pre-Emptive Right.

7.4	Closing

Any purchase of Riata Interest by Riata pursuant to this Article 7 shall close no later than 21 days following receipt by Riata of the Sale Notice, subject to any requirements to obtain the approval of other TransAtlantic Shareholders or any other Legal Requirements, but shall in any case be completed on the basis negotiated by the Corporation with other purchasers. If Riata delivers an Election Notice, Riata shall be obligated to complete the purchase of the Riata Interest on the same basis as other purchasers.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF TRANSATLANTIC

Except as otherwise specifically disclosed in the Disclosure Letter, as it may be amended and re-stated, TransAtlantic hereby represents and warrants to Riata and each Riata Entity (but only to the extent such Riata Entity participates in the relevant closing) as follows at the date of this Agreement, the First Closing and the Second Closing.

8.1	Corporate Standing

TransAtlantic and each of its Subsidiaries is a corporation duly organized and validly subsisting under the laws of its jurisdiction of incorporation, has the corporate power and authority to carry on its business and own its properties and assets and is duly qualified as a corporation to do business in each jurisdiction in which the nature of its business or its assets make such qualification necessary.

8.2	Power and Authority

TransAtlantic has all requisite power, authority and approvals to allot, create and issue the First Investment Shares and the Second Investment Shares, to enter into this Agreement and each of the other instruments to be delivered by TransAtlantic pursuant to this Agreement, and to perform all of its obligations hereunder and thereunder, and this Agreement has been, and other such instruments will be as of the First Closing and Second Closing, as applicable, duly executed and delivered by TransAtlantic and constitute, and will constitute, legal, valid and binding obligations of TransAtlantic enforceable against TransAtlantic in accordance with their respective terms.

8.3	Execution and Delivery

The execution and delivery of this Agreement, and each of the instruments to be delivered at the First Closing and Second Closing by TransAtlantic, and the completion by TransAtlantic of the First Investment and the Second Investment does not and will not violate or conflict, in any manner which might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of TransAtlantic or its Subsidiaries or their property or assets, with any provision of:

(a)	the Organizational Documents of TransAtlantic or its Subsidiaries,

(b)	the director or shareholder resolutions of TransAtlantic or its Subsidiaries,

(c)	any applicable Legal Requirement,

(d)	any Order applicable to TransAtlantic or its Subsidiaries; or

(e)	any Contract to which TransAtlantic or its Subsidiaries is a party or by which TransAtlantic or its Subsidiaries or any of their assets or property is bound.

TransAtlantic has delivered to Riata copies of the Organizational Documents of TransAtlantic and its Subsidiaries, as currently in effect.

8.4	Corporate Records

The corporate records and minute books of TransAtlantic and its Subsidiaries are complete and true and correct in all material respects and such minute books contain copies of minutes of all meetings of the directors, committees of directors and shareholders and of all written resolutions of such directors, committees and shareholders.

8.5	No Defaults Under Legal Requirements

Neither TransAtlantic nor any of its Subsidiaries has received any notice of or is in default or violation of any Order of any Governmental Body or any Legal Requirement which might materially and adversely affect the business, property or financial condition of TransAtlantic or its Subsidiaries.

8.6	Compliance with Legal Requirements

TransAtlantic and its Subsidiaries have filed all material statements and reports required to be filed with any Governmental Body having jurisdiction and TransAtlantic and its Subsidiaries have complied in all material respects with all Legal Requirements of Governmental Bodies applicable to TransAtlantic and its Subsidiaries and the conduct of TransAtlantic and its Subsidiaries’ business.

8.7	Registrations

TransAtlantic and its Subsidiaries have all requisite power and authority and all necessary registrations, licenses and permits to carry on the business as now conducted by them and to own their assets.

8.8	Subsidiaries

TransAtlantic has no Subsidiaries other than TransAtlantic Petroleum (USA) Corp., TransAtlantic Worldwide Ltd., TransAtlantic Maroc Ltd., TransAtlantic Worldwide Romania SRL, TransAtlantic Petroleum Turkey Ltd., TransAtlantic North Sea, Ltd., TransAtlantic Petroleum Cyprus Limited and Big Gas Sands Corporation.

8.9	Partnerships or Joint Ventures

Except as set forth in the Disclosure Letter, TransAtlantic is not a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind (other than industry standard joint operating agreements and royalty agreements entered into in the Ordinary Course of Business) and is not party to any agreement under which TransAtlantic agrees to carry on any part of the business of TransAtlantic or any other activity in such manner or by which TransAtlantic agrees to share any revenue or profit with any other Person.

8.10	Disclosure

(a)	No representation or warranty of TransAtlantic in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)	There is no fact known to TransAtlantic that has specific application to TransAtlantic or its Subsidiaries (other than general economic or industry conditions) and that materially adversely affects or materially threatens, the assets, business, prospects, financial condition, or results of operations of TransAtlantic or its Subsidiaries that has not been disclosed herein or reflected or reserved against in the Financial Statements.

8.11	Information Provided

The information and statements which have been provided to Riata by TransAtlantic or its directors, officers, employees or agents are true and correct in all material respects and do not contain any misrepresentation or omit to state a material fact that is necessary to be stated in order for a statement not to be misleading, in each case, as of the respective dates of such information or statements.

8.12	No Judgments, Lawsuits or Claims

There are no outstanding judgments or Orders against TransAtlantic or its Subsidiaries or to which TransAtlantic or its Subsidiaries are subject or by which their assets are bound and there are no claims, Proceedings, actions or lawsuits in existence, or to TransAtlantic’s Knowledge, Threatened or asserted against TransAtlantic or its Subsidiaries or with respect to any of the assets of TransAtlantic or its Subsidiaries or the interests of TransAtlantic or its Subsidiaries therein that would materially and adversely affect the business, property or financial condition of TransAtlantic or its Subsidiaries, including but not limited to Environmental, Health and Safety Liabilities.

8.13	No Transfer Restrictions

TransAtlantic is a “distributing company” as that term is used in the Business Corporations Act (Alberta) and there are no restrictions on the transfer of the securities of TransAtlantic contained in the Organizational Documents of TransAtlantic and TransAtlantic covenants that no such restrictions shall be agreed to by it in respect of the transfer of the First Investment Shares or the Second Investment Shares other than restrictions imposed by or under applicable Canadian Securities Laws or U.S. securities legislation.

8.14	Securities Authorities

No securities commission or similar regulatory authority has issued any Order preventing or suspending trading of any securities of TransAtlantic, TransAtlantic is not in default of any material requirement of applicable securities legislation and, subject to and on the basis that the representations and warranties of Riata in this Agreement being true, TransAtlantic is entitled to avail itself of the applicable prospectus and registration exemptions available under the Securities Act (Alberta) in respect of the sale of its securities to Riata as contemplated by this Agreement.

8.15	Issuance of First Investment Shares and Second Investment Shares

The First Investment Shares and Second Investment Shares to be issued to Riata shall be duly issued at the First Closing and the Second Closing, as applicable, as fully paid and non-assessable and will be duly and validly created, authorized and issued by TransAtlantic.

8.16	Encumbrances

All of the First Investment Shares and Second Investment Shares shall be issued to Riata free of any Encumbrances or other adverse claims of any kind whatsoever created by, through or under TransAtlantic.

8.17	Capitalization

The authorized capital stock of TransAtlantic consists of an unlimited number of Common Shares, with no par value, and an unlimited number of preferred shares, issuable in series, with no par value. As of the date of this Agreement there were issued and outstanding 43,270,762 Common Shares and no preferred shares. The only outstanding options, warrants, or other rights to purchase Common Shares or preferred shares are stock options to purchase a total of 4,270,000 Common Shares and warrants to purchase 4,719,375 Common Shares, the terms of which are described in the Disclosure Letter. All Common Shares which are outstanding as of the date hereof, or will be outstanding immediately prior to the First Closing and the Second Closing, are or will be duly authorized, validly issued, fully paid and non-assessable, and are not or will not be subject to, or issued in violation of, any preemptive rights. Except as set forth above: (a) there are no shares of TransAtlantic authorized or outstanding, and there are no subscriptions, options to purchase shares of TransAtlantic, conversion or exchange rights, warrants, preemptive rights or other agreements, claims or commitments of any nature whatsoever (whether firm or conditional) obligating TransAtlantic to issue, transfer, deliver to sell, or cause to be issued, transferred, delivered or sold, additional shares or other securities or interest of TransAtlantic or obligating TransAtlantic to grant, extend or enter into any such agreement or commitment; and (b) there currently are no registration rights or similar rights outstanding with respect to the Common Shares.

8.18	No Finder’s Fee

No Person acting or purporting to act for TransAtlantic or its Subsidiaries is entitled to any brokerage or finder’s fee in connection with this Agreement.

8.19	Taxes

(a)	TransAtlantic and each of its Subsidiaries has in a due and timely manner, filed all material reports and Tax Returns respecting Taxes and other fees, charges and levies of every nature and kind, and has duly, completely and correctly filed all information and data in connection therewith, required to be filed by it with any Governmental Body to whom TransAtlantic and each of its Subsidiaries and their business or assets are subject and all amounts shown on any Tax Returns (including, without limitation, any losses or balances available for future deductions) are true and correct;

(b)	TransAtlantic and its Subsidiaries have paid all Taxes and other fees, charges and levies, and any interest, penalties and fines in connection therewith, properly due and payable (including, without limitation, with respect to payments to employees and non-resident Persons), and have paid all of same in connection with all known assessments, reassessments and adjustments;

(c)	no other Taxes or other fees, charges or levies, nor any interest, penalties or fines have been claimed by any Governmental Body or are known to TransAtlantic to be due and owing by TransAtlantic or its Subsidiaries or are Threatened or known by TransAtlantic to be pending (including all tax installments) or by reason of the First Investment and the Second Investment will become due and owing by TransAtlantic or its Subsidiaries and there are no matters of dispute or under discussion with any Governmental Body, relating to Taxes or other fees, charges, levies, interest, penalties or fines asserted by such Governmental Body;

(d)	TransAtlantic and its Subsidiaries have withheld all amounts required to be withheld, including without limiting the generality of the foregoing, all amounts required to be withheld under any applicable U.S. Legal Requirement, the Income Tax Act (Canada), for employee deductions, employment insurance, the Canada Pension Plan and Goods and Services Tax payable under the Excise Tax Act (Canada) and any other amounts required by law to be withheld from any payments made to residents or non-residents and any of its officers, directors and employees, and have paid the same to the proper Governmental Body;

(e)	there are no agreements, waivers (including a waiver in respect of time within which a reassessment may be made by any Governmental Body) or other arrangements providing for any extension of time with respect to the filing of any Tax Returns by, or payment of any Taxes, governmental charge or deficiency against, TransAtlantic or its Subsidiaries or which provide for any extension of time within which a Governmental Body may assess, reassess or collect Taxes from TransAtlantic or its Subsidiaries;

(f)	there are no Proceedings, investigations or claims Threatened or, to TransAtlantic’s Knowledge, pending against TransAtlantic or its Subsidiaries in respect of Taxes, governmental charges or assessments, or any other matters under discussion with any Governmental Body relating to Taxes, charges or assessments asserted by any such Governmental Body; and

(g)	in each jurisdiction in which TransAtlantic and its Subsidiaries carry on business or are otherwise required to file Tax Returns, all liabilities for Taxes of TransAtlantic have been assessed by the relevant Governmental Body and notices of assessment have been issued by the relevant Governmental Body for all taxation years or periods ending on or before December 31, 2006.

8.20	Employee Commitments

Neither TransAtlantic nor its Subsidiaries is a party to or bound by any written or oral employment, service, pension, employee benefit agreement or collective bargaining agreement or other Contract with or respecting its employees or bound by or obligated to make any contributions under any pension plan or arrangement or any retirement income plan, deferred profit sharing plan or similar plan or arrangement, or any plan, program or other arrangement providing for medical services or coverage, dental care and life insurance, other than as set forth in the Disclosure Letter.

8.21	Leases

Each lease (or agreement in the nature of a lease) to which TransAtlantic and its Subsidiaries are a party, whether as lessor or lessee, is in good standing and in full force and effect without amendment thereto and TransAtlantic and its Subsidiaries are not in breach of any of the material covenants, conditions or agreements contained in any such lease.

8.22	Insider Debt

None of the directors, former directors, officers, former officers, shareholders, former shareholders or employees of TransAtlantic or its Subsidiaries or any Person or company not dealing at arm’s length (as such term is construed under the Income Tax Act (Canada)) with any of the foregoing is indebted to TransAtlantic or its Subsidiaries.

8.23	Powers of Attorney

TransAtlantic has not granted to any Person a general or special power of attorney for TransAtlantic, other than the powers of attorney granted by TransAtlantic in connection with its extra-provincial registrations.

8.24	Guarantees

Neither TransAtlantic nor any of its Subsidiaries is a party to or bound by any agreement or guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any Person except as otherwise disclosed in writing to Riata.

8.25	Non-Arm’s Length Transactions

To the best of TransAtlantic’s Knowledge, no director, officer, shareholder or employee of TransAtlantic or its Subsidiaries and no entity that is an Affiliate or associate of one or more of such individuals:

(a)	owns, directly or indirectly, any interest in (except for shares representing less than 10% of the outstanding shares of any class or series of shares of any company), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a material and principal competitor of TransAtlantic or its Subsidiaries or their business or a lessor, lessee, supplier, distributor, sales agent or customer of TransAtlantic or its Subsidiaries or their business;

(b)	owns, directly or indirectly, in whole or in part, any property that TransAtlantic or its Subsidiaries use in the operation of their business; or

(c)	has any cause of action or other claim whatsoever against TransAtlantic or its Subsidiaries in connection with their business.

8.26	No Defaults

TransAtlantic and its Subsidiaries are not in breach or default, have not received any notice of default or violation, and are not aware of any potential or Threatened notice of alleged default or violation, of the provisions of any Contracts, agreements, indentures or instruments to which TransAtlantic or any of its Subsidiaries is a party which might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of TransAtlantic or any of its Subsidiaries or any of their property or assets.

8.27	Operating Permits and Licenses

TransAtlantic and its Subsidiaries own or hold all material Governmental Authorizations, consents, authorizations, approvals, privileges, waivers, exemptions, Orders (inclusionary or exclusionary) or other concessions required in connection with the ownership and operation of their assets and the conduct of their business. All such permits and licenses are valid and enforceable, each in accordance with their respective terms, and to the Knowledge of TransAtlantic, no party to any of them is in default thereunder or in breach thereof or would, with the giving of notice or the lapse of time or both, be in breach or default.

8.28	Residency

TransAtlantic is a taxable Canadian Corporation within the meaning of the Income Tax Act (Canada).

8.29	Environmental

(a)	TransAtlantic and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, Orders, directives and decisions rendered by any Governmental Body relating to the protection of the Environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutants, contaminants, chemicals or industrial toxic or Hazardous Materials, Hazardous Activity, the failure to comply with which would have a material adverse effect on their business;

(b)	To TransAtlantic’s Knowledge, the real property, whether owned or leased, on which TransAtlantic or its Subsidiaries have carried, and now carry, on their business is free of all Environmental, Health, and Safety Liabilities, there are not any Hazardous Materials or Hazardous Activity stored in or on the real property, whether owned or leased, on which TransAtlantic has carried, or now carries, on its business, and TransAtlantic has not permitted the escape of any Hazardous Material on the real property, whether owned or leased, on which TransAtlantic or its Subsidiaries have carried, or now carry, on their business; and

(c)	There have been no Orders issued, environmental audits, evaluations, assessments or investigations conducted or other Proceedings taken or, to TransAtlantic’s Knowledge, Threatened against or relating to TransAtlantic, its Subsidiaries, their officers or directors, or their business or assets under any applicable Environmental Law.

8.30	Certain Payments

Neither TransAtlantic nor any of its Subsidiaries, nor, to TransAtlantic’s Knowledge, any director, officer, agent, or employee of TransAtlantic or its Subsidiaries, nor, to TransAtlantic’s Knowledge, any other Person associated with or acting for or on behalf of TransAtlantic or its Subsidiaries, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services other than routine entertainment expenses (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of TransAtlantic or its Subsidiaries or any Related Person of TransAtlantic or its Subsidiaries, or (iv) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of TransAtlantic or its Subsidiaries.

8.31	Financial Statements

(a)	TransAtlantic has delivered to Riata the audited balance sheets of TransAtlantic and the related audited statements of income and cash flows for the twelve-month periods ending December 31, 2005 and 2006 and the draft balance sheet of TransAtlantic and the related statements of income and cash flow for the twelve-month period ending 2007 (as such draft materials are attached to the Disclosure Letter dated March 28, 2008) (collectively, the “Financial Statements”).

(b)	The Financial Statements fairly present the financial condition and the results of operations of TransAtlantic as of the respective dates and for the periods referred to in such financial statements. The Financial Statements reflect the consistent application of TransAtlantic’s accounting principles throughout the periods involved. No financial statements of any Person are required by GAAP to be included in the Financial Statements.

(c)	TransAtlantic has no material debt or liability of any kind whatsoever (whether accrued, contingent, absolute or otherwise) except for debt or liabilities incurred in the Ordinary Course of Business or as set forth in the balance sheet dated December 31, 2007 other than as set forth in the Disclosure Letter.

8.32	No Material Adverse Change

Since the date of the Financial Statements, there has not been any material adverse change in the business, operations, properties, assets, results, working capital position or condition (financial or other) of TransAtlantic or its Subsidiaries, and no event has occurred or circumstance exists that may result in such a material adverse change other than such changes that may have occurred as a result of general conditions in the industry in which TransAtlantic and its Subsidiaries operate.

8.33	Compliance with Securities Laws

As of the date hereof, TransAtlantic has timely filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act, the Exchange Act and Canadian Securities Laws (all of the foregoing and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to as the “Public Filings”). As of their respective dates, the Public Filings complied in all material respects with the requirements of the Exchange Act, the Securities Act and Canadian Securities Laws, as the case may be, and none of the Public Filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of TransAtlantic (including the consolidated financial statements of TransAtlantic and its Subsidiaries, as applicable) included in the Public Filings and the related notes complied as to form in all material respects with applicable accounting requirements and the published rules and regulations with respect thereto. All material agreements that were required to be filed as exhibits to the Public Filings to which TransAtlantic or any of its Subsidiaries is a party, or the property or assets of TransAtlantic or any of its Subsidiaries is subject, have been filed as exhibits to the Public Filings.

8.34	Disclosure Controls and Procedures

TransAtlantic has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or Rule 15d-15(e) of the Exchange Act) that are effective in all material respects to ensure that material information relating to TransAtlantic and its Subsidiaries is made known to TransAtlantic’s chief executive officer and chief financial officer. TransAtlantic maintains a system of accounting controls sufficient to provide reasonable assurances that: (a) transactions of TransAtlantic and its Subsidiaries are executed in accordance with management’s general or specific authorization; (b) transactions of TransAtlantic and its Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets of TransAtlantic and its Subsidiaries is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

8.35	Insurance

TransAtlantic and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks, including fire, and in such amounts as TransAtlantic believes are prudent and customary for a company in the business and operating in the locations in which TransAtlantic or its Subsidiaries operate. All such coverage is in full force and effect, and TransAtlantic or its Subsidiaries, as applicable, have complied with all material terms and conditions of such coverage, including premium payments. Neither TransAtlantic nor any of its Subsidiaries has received any written notice that TransAtlantic or its Subsidiaries will not be able to renew its existing insurance coverage as and when such coverage expires.

8.36	Change of Control

There is no control share acquisition, business combination, or other similar anti-takeover provision under the Organizational Documents applicable to the First Investment or the Second Investment. Neither TransAtlantic nor any of its Subsidiaries has adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of securities or a change in control.

8.37	Title to Oil and Gas Properties

TransAtlantic and its Subsidiaries have defensible title to all of their Oil and Gas Properties. Each Oil and Gas Property entitles TransAtlantic or its Subsidiaries, as the case may be, to receive not less than their undivided ownership interest set forth in all production saved and sold from or attributable to such Oil and Gas Property and the portion of the costs and expenses of operation and development of such Oil and Gas Property that is borne or to be borne by TransAtlantic is not greater than their undivided ownership interest. The Leases and Concession Agreements comprising the Oil and Gas Properties are in full force and effect, and any proceeds from the sale of TransAtlantic’s and its Subsidiaries’ share of the production from its Oil and Gas Properties are currently being paid in full to TransAtlantic or its Subsidiaries by the purchasers thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other party.

8.38	Required Approvals

No approvals are required pursuant to Legal Requirements to complete the First Investment and the Second Investment, other than as described in Article 4 or as have already been obtained.

8.39	Bridge Loan

The term of the Bridge Loan has been extended and no amounts will be payable pursuant to the Bridge Loan (other than the interest payments described in the documents provided to Riata and an extension fee of US$20,000) until April 30, 2008. No other special fee or compensation is payable by TransAtlantic to any party in connection with the extension.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES OF RIATA

Riata represents and warrants to TransAtlantic as follows at the date of this Agreement, the First Closing and the Second Closing.

9.1	Corporate Standing

Riata is a limited liability company duly organized and validly subsisting under the laws of Oklahoma.

9.2	Power and Authority

Riata has all requisite power, authority and approvals to enter into this Agreement and each of the other respective instruments to be delivered by it pursuant to this Agreement, and to perform all of its obligations hereunder and thereunder, and this Agreement has been, and other such instruments will at the First Closing and Second Closing, as applicable, be duly executed and delivered by it and constitute, and will constitute, legal, valid and binding obligations of it enforceable against it in accordance with their respective terms.

9.3	No Finder’s Fee

There is no Person acting or purporting to act for Riata entitled to any brokerage or finder’s fee in connection with this Agreement.

9.4	Certain Requirements of Alberta Law

None of the Riata Entities is resident in Alberta and each of the Riata Entities has acknowledged (in each case in respect of the Common Shares acquired by it at the relevant time, but not if it is not acquiring Common Shares at the relevant time) that:

(a)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Common Shares subscribed for hereunder;

(b)	there is no government or other insurance covering the Common Shares ;

(c)	there are risks associated with the purchase of the Common Shares;

(d)	there are restrictions on its ability to resell the Common Shares and it is its responsibility to find out what those restrictions are and to comply with them before selling such securities;

(e)	the Corporation has advised it that the Corporation is relying on an exemption from the requirements to provide it with a prospectus and to sell securities through a person or company registered to sell securities under the Securities Act (Alberta) and other applicable securities laws and, as a consequence of acquiring Common Shares pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (Alberta) and other applicable securities laws, including statutory rights of rescission or damages, will not be available to it; and

(f)	the certificate(s) representing the Common Shares subscribed for hereunder will be endorsed by a legend stating that the Common Shares subscribed for hereunder will be subject to restrictions on resale in accordance with applicable securities legislation.

9.5	Investment Intent

Each of the Riata Entities (in each case in respect of the Common Shares acquired by it at the relevant time, but not if it is not acquiring Common Shares at the relevant time):

(a)	understands that the Common Shares are “restricted securities” within the meaning of Rule 144 of the Securities Act and have not been registered under applicable Canadian Securities Laws, the Securities Act, or any state securities laws;

(b)	is acquiring the Common Shares as principal for its own account and not with a view to, or for distributing or reselling such Common Shares or any part thereof in violation of applicable Canadian Securities Laws, the Securities Act, or any state securities laws;

(c)	has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of applicable Canadian Securities Laws, the Securities Act or any state securities laws (this representation and warranty not limiting any Riata Entity’s right to sell the Common Shares in compliance with applicable United States federal and state securities laws, and Canadian Securities Laws). Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by any Riata Entity to hold the Common Shares for any period of time;

(d)	is not a registered broker dealer or an entity engaged in the business of being a broker dealer;

(e)	at the time of each of the First Investment and the Second Investment, as applicable, will not have any agreements or understandings, directly or indirectly, with any Person to distribute any such securities other than the Registration Rights Agreement; and

(f)	is aware of the provisions of Rule 144 of the Securities Act, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the existence of a public market for the shares, the availability of certain current public information about TransAtlantic, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

9.6	Purchaser Status

Each of the Riata Entities (in each case in respect of the Common Shares acquired by it at the relevant time, but not if it is not acquiring Common Shares at the relevant time):

(a)	at the date of the First Investment and the Second Investment, as applicable, will be, an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act;

(b)	is not purchasing the Common Shares as a result of any advertisement, article, notice or other communication regarding the Common Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement;

(c)	has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Common Shares, and has so evaluated the merits and risks of such investment;

(d)	is able to bear the economic risk of an investment in the Common Shares and, at the present time, is able to afford a complete loss of such investment;

(e)	acknowledges that it has had the opportunity to review the disclosure materials and has been afforded:

(i)	the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of TransAtlantic concerning the terms and conditions of the offering of the Common Shares and the merits and risks of investing in the Common Shares;

(ii)	access to information about TransAtlantic and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and

(iii)	the opportunity to obtain such additional information that TransAtlantic possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment;

(f)	has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Common Shares;

(g)	other than with respect to the transactions contemplated herein, since the 30th day prior to the date of this Agreement, no Riata Entity or any of their respective Affiliates which:

(i)	had knowledge of the transactions contemplated hereby;

(ii)	has or shares discretion relating to any Riata Entity’s investments or trading or information concerning any Riata Entity’s investments, including in respect of the Common Shares; and

(iii)	is subject to Riata’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”);

has directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with any Riata Entity or any Trading Affiliate, effected or agreed to effect any Short Sales involving TransAtlantic’s securities, borrowed or pre-borrowed any Common Shares, or granted any other right (including without limitation, any put or call option) with respect to the Common Shares or with respect to any security that includes, relates to or derived any significant part of its value from the Common Shares or otherwise sought to hedge its position in the Common Shares (each, a “Prohibited Transaction”). Each Riata Entity has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction);

(h)	is resident in the United States and will advise TransAtlantic two days or more before the First or Second Closing, of its state of residence;

(i)	has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Common Shares;

(j)	understands that the Common Shares being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and the prospectus and registration requirements of Canadian Securities Law and that TransAtlantic is relying in part upon the truth and accuracy of, and each Riata Entity’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of each Riata Entity set forth herein in order to determine the availability of such exemptions and the eligibility of the Riata Entities to acquire the Common Shares; and

(k)	understands that no United States or state agency, Canadian federal or provincial agency or any other Governmental Body has passed on or made any recommendation or endorsement of the Common Shares or the fairness or suitability of the investment in the Common Shares nor have such authorities passed upon or endorsed the merits of the offering of the Common Shares.

9.7	Purchaser Status

Riata has provided to the TSX all of the Personal Information Forms required pursuant to the Conditional Approval Letter and Riata’s nomination of a director pursuant to Section 6.1.

ARTICLE 10

COVENANTS OF TRANSATLANTIC PRIOR TO SECOND CLOSING

Between the date of this Agreement and the Second Closing (other than in respect of the obligation in Section 10.7, which obligation shall continue if the First Closing occurs), TransAtlantic covenants and agrees with Riata that TransAtlantic will comply with all covenants and provisions of this Article 10, except to the extent Riata may otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement.

10.1	Access and Investigation

TransAtlantic and its Representatives will:

(a)	afford Riata and its Representatives full and free access, on reasonable prior notice to TransAtlantic and during normal business hours, to TransAtlantic’s personnel, equipment, properties (including subsurface testing), Contracts, books and records, and other documents and data;

(b)	provide Riata and its Representatives with copies of all such Contracts, books and records, and other existing documents and data as Riata may reasonably request; and

(c)	provide Riata and its Representatives with such additional financial, operating, and other data and information as Riata may reasonably request.

10.2	Operation of the Business of TransAtlantic

TransAtlantic will:

(a)	conduct its business only in the Ordinary Course of Business; and

(b)	otherwise report periodically to Riata as Riata may request from time to time concerning the status of the business, operations, and finances of TransAtlantic.

10.3	Required Approvals

As promptly as practicable after the date of this Agreement, TransAtlantic will make all filings required by Legal Requirements to be made by it in order to complete the Second Investment. TransAtlantic will cooperate with Riata with respect to all filings that Riata elects to make or is required by Legal Requirements to make in connection with the First Investment and Second Investment.

10.4	Reports

TransAtlantic shall file all reports required to be filed under the Securities Act, the Exchange Act and Canadian Securities Laws in a timely manner, including any extensions of the applicable time frames permitted under such laws.

10.5	Notification

(a)	TransAtlantic will promptly notify Riata in writing if TransAtlantic becomes aware of any fact or condition that causes or constitutes a breach of any of TransAtlantic’s representations and warranties as of the date of this Agreement, or if TransAtlantic becomes aware of the occurrence after the date of this Agreement and prior to the Second Investment of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

(b)	Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, TransAtlantic will promptly deliver to Riata a supplement to the Disclosure Letter specifying such change.

(c)	During the same period, TransAtlantic will promptly notify Riata of the occurrence of any breach of any covenant in this Article 10 or of the occurrence of any event that may make the satisfaction of the conditions in Article 12 impossible or unlikely.

10.6	Best Efforts

TransAtlantic will use its Best Efforts to cause the conditions in Article 12 to be satisfied, subject to the rights and obligations provided for in this Agreement.

10.7	Proceeds

TransAtlantic will use the proceeds from the First Investment and the Second Investment for general corporate purposes. TransAtlantic will use the proceeds from the Riata Loan to repay the Bridge Loan. None of the proceeds shall be used to fund the payments of dividends to any TransAtlantic Shareholder.

ARTICLE 11

COVENANTS OF RIATA PRIOR TO SECOND CLOSING DATE

11.1	Approvals of Governmental Bodies

As promptly as practicable after the date of this Agreement or the First or Second Closings, Riata will cause each Riata Entity to make all filings required by applicable Legal Requirements to be made by it. Riata will, and will cause each Riata Entity to, cooperate with TransAtlantic with respect to all filings that TransAtlantic is required by applicable Legal Requirements or the TSX to make in connection with the First Investment and the Second Investment, provided that this Agreement will not require Riata to dispose of (or make any change in) any portion of its business or to incur any other burden to obtain a Governmental Authorization.

11.2	Notification

(a)	Riata will promptly notify TransAtlantic in writing if it becomes aware of any fact or condition that causes or constitutes a breach of any of its or any Riata Entity’s representations and warranties as of the date they are made, or if Riata becomes aware of the occurrence after the date of this Agreement and prior to the First Investment or Second Investment of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

(b)	Riata will promptly notify TransAtlantic of the occurrence of any breach of any covenant in this Article 11 or of the occurrence of any event that may make the satisfaction of the conditions in Article 13 impossible or unlikely.

11.3	Best Efforts

Riata will use its Best Efforts to cause the conditions in Article 13 to be satisfied, subject to the rights and obligations provided for in this Agreement.

ARTICLE 12

CONDITIONS PRECEDENT TO OBLIGATIONS OF RIATA

Riata’s obligations under this Agreement shall be subject to the satisfaction, at or prior to the First Closing and the Second Closing, as applicable, of each of the following conditions precedent (any of which may be waived by Riata, in whole or in part at its sole discretion).

12.1	Receipt of Approvals Required by the TSX

(a)	On or before the First Closing Date the approvals described in Section 4.1 shall have been obtained and the Conditional Approval Letter shall not have been amended in a manner that is materially adverse to the value of the Riata Entities’ actual or potential investment in TransAtlantic.

(b)	On or before the Second Closing Date the approvals described in Section 4.2 shall have been obtained and the Conditional Approval Letter shall not have been amended in a manner that is materially adverse to the value of the Riata Entities’ actual or potential investment in TransAtlantic.

12.2	Accuracy of Representations

Each of the representations and warranties of TransAtlantic made in this Agreement shall be accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the First Closing Date and as of the Second Closing Date. The Disclosure Letter, as it may be amended and delivered at the time of the First Closing and the Second Closing, shall be acceptable to Riata in its sole discretion.

12.3	TransAtlantic’s Performance

Each of the covenants and obligations that TransAtlantic is required to perform or to comply with pursuant to this Agreement at or prior to the First Closing or the Second Closing, as applicable, shall be duly performed and complied with in all material respects.

12.4	Deliveries by TransAtlantic at First Closing

Each of the following shall be delivered to Riata on or before the First Closing:

(a)	a copy of the Registration Rights Agreement, the Moroccan Farm-in Agreement and documentation to evidence the Riata Loan, in each case executed by TransAtlantic or its Affiliates and in a form satisfactory to Riata;

(b)	certificates representing the First Investment Shares with required legends;

(c)	a certificate executed by the Chief Executive Officer of TransAtlantic confirming that each of TransAtlantic’s representations and warranties in this Agreement are accurate as of the date of the First Closing;

(d)	an opinion of Macleod Dixon LLP, counsel to TransAtlantic, dated as of the First Closing Date as to the representations and warranties of TransAtlantic set out in Sections 8.1, 8.2, 8.3 and 8.15; and

(e)	such other documents as Riata may reasonably request for the purpose of:

(i)	evidencing the accuracy of any of TransAtlantic’s representations and warranties set forth in this Agreement;

(ii)	evidencing the performance by TransAtlantic of, or the compliance by TransAtlantic with, any covenant or obligation required to be performed or complied with by TransAtlantic with respect to the First Closing;

(iii)	evidencing the satisfaction of any condition referred to in this Article 12 with respect to the First Closing; or

(iv)	otherwise facilitating the consummation or performance of the First Investment.

12.5	Deliveries by TransAtlantic at Second Closing

Each of the following shall be delivered to Riata on or before the Second Closing:

(a)	certificates representing the Second Investment Shares with required legends;

(b)	a certificate executed by the Chief Executive Officer of TransAtlantic confirming that each of TransAtlantic’s representations and warranties in this Agreement are accurate as of the date of the Second Closing; and

(c)	an opinion of Macleod Dixon LLP, counsel to TransAtlantic, dated as of the Second Closing Date as to the representations and warranties of TransAtlantic set out in Sections 8.1, 8.2, 8.3 and 8.15; and

(d)	such other documents as Riata may reasonably request for the purpose of:

(i)	evidencing the accuracy of any of TransAtlantic’s representations and warranties set forth in this Agreement;

(ii)	evidencing the performance by TransAtlantic of, or the compliance by TransAtlantic with, any covenant or obligation required to be performed or complied with by TransAtlantic with respect to the Second Closing;

(iii)	evidencing the satisfaction of any condition referred to in this Article 12 with respect to the Second Closing; or

(iv)	otherwise facilitating the consummation or performance of the Second Investment.

12.6	No Proceedings

No Proceeding has commenced or is Threatened as of the First Closing Date or the Second Closing Date that:

(a)	involves any challenge to, or seeks damages or other relief in connection with, the First Investment or the Second Investment; or

(b)	may have the effect of preventing, delaying, making illegal, or otherwise interfering with the First Investment or the Second Investment or is materially adverse to the value of the Riata Entities’ actual or potential investment in TransAtlantic.

12.7	No Prohibition

There shall not be in effect any Legal Requirement or any injunction or other Order that prohibits the First Investment or the Second Investment or otherwise imposes conditions or terms which are materially adverse to the value of the Riata Entities’ actual or potential investment in TransAtlantic.

12.8	Bridge Loan Status

The Bridge Loan shall have been repaid or shall not be in default in any material respect such that no holder is entitled to bring proceedings for default of the Bridge Loan.

ARTICLE 13

CONDITIONS PRECEDENT TO OBLIGATIONS OF TRANSATLANTIC

TransAtlantic’s obligations shall be subject to the satisfaction, at or prior to the First Closing and at or prior to the Second Closing, as applicable, of each of the following conditions precedent (any of which may be waived by TransAtlantic, in whole or in part in its sole discretion).

13.1	Receipt of Approvals Required by the TSX

On or before the First Closing Date the approvals described in Section 4.1 shall have been obtained and the Conditional Approval Letter shall not have been amended in a manner that is materially adverse to TransAtlantic. On or before the Second Closing Date the approvals described in Section 4.2 shall have been obtained and the Conditional Approval Letter shall not have been amended in a manner that materially adversely affects the value of the First Investment or the Second Investment, respectively, to TransAtlantic

13.2	Accuracy of Representations

Each of the representations and warranties of Riata in this Agreement shall be accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the First Closing Date and as of the Second Closing Date.

13.3	Riata’s Performance

Each of the covenants and obligations that Riata is required to perform or to comply with pursuant to this Agreement at or prior to the First Closing or the Second Closing, as applicable, shall be duly performed and complied with in all material respects.

13.4	Deliveries by Riata at First Closing

Each of the following shall be delivered to TransAtlantic at or prior to the First Closing:

(a)	a copy of the Registration Rights Agreement and the Moroccan Farm-in Agreement and documentation to evidence the Riata Loan in each case executed by Riata or its Affiliates and in a form satisfactory to TransAtlantic;

(b)	a certificate executed by the senior officer of Riata confirming that each of Riata’s, and if applicable, any other Riata Entity’s, representations and warranties in this Agreement is accurate in all respects as of the date of the First Closing;

(c)	Cdn. $3,000,000, representing the aggregate purchase price of the First Investment Shares;

(d)	U.S. $2,000,000, representing the principal amount of the Riata Loan;

(e)	opinion of outside legal counsel as to the matters described in Section 9.1 and 9.2 (qualified as may be appropriate as a result of the fact that the Agreement is governed by the law of Alberta); and

(f)	such other documents as TransAtlantic may reasonably request for the purpose of:

(i)	evidencing the accuracy of any representation or warranty of the Riata Entities;

(ii)	evidencing the performance by Riata of, or the compliance by Riata with, any covenant or obligation required to be performed or complied with by Riata with respect to the First Closing;

(iii)	evidencing the satisfaction of any condition referred to in this Article 13 with respect to the First Closing; or

(iv)	otherwise facilitating the consummation or performance of the First Investment.

13.5	Deliveries by Riata at Second Closing

Each of the following shall be delivered to TransAtlantic at or prior to the Second Closing:

(a)	a certificate executed by the senior officer of Riata confirming that each of Riata’s, and if applicable, any other Riata Entity’s, representations and warranties in this Agreement is accurate in all respects as of the date of the Second Closing;

(b)	Cdn. $9,000,000, representing the aggregate purchase price of the Second Investment Shares;

(c)	opinion of outside legal counsel as to the matters described in Section 9.1 and 9.2 (qualified as may be appropriate as a result of the fact that the Agreement is governed by the law of Alberta); and

(d)	such other documents as TransAtlantic may reasonably request for the purpose of:

(i)	evidencing the accuracy of any representation or warranty of Riata;

(ii)	evidencing the performance by Riata of, or the compliance by Riata with, any covenant or obligation required to be performed or complied with by Riata with respect to the Second Closing;

(iii)	evidencing the satisfaction of any condition referred to in this Article 13 with respect to the Second Closing; or

(iv)	otherwise facilitating the consummation or performance of the Second Investment.

13.6	No Proceedings

No Proceeding has commenced or is Threatened as of the First Closing Date and the Second Closing Date that:

(a)	involves any challenge to, or seeks damages or other relief in connection with, the First Investment or the Second Investment, respectively; or

(b)	that may have the effect of preventing, delaying, making illegal, or otherwise interfering with or materially adversely affecting the value of the First Investment or the Second Investment, respectively, to TransAtlantic.

13.7	No Prohibition

There shall not be in effect any Legal Requirement or any injunction or other Order that prohibits the First Investment or the Second Investment or otherwise imposes conditions or terms which are materially adverse to the value of the First Investment or the Second Investment, respectively, to TransAtlantic.

ARTICLE 14

TERMINATION

14.1	Termination of Obligation to Complete the First Investment or Second Investment

The obligation of Riata and TransAtlantic to complete the First Investment or the Second Investment may, by written notice given prior to or at the First Closing or the Second Closing, be terminated:

(a)	by either Riata or TransAtlantic if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived or cured within 30 days of notice of such breach (if such breach is curable without material adverse effect on such Party);

(b)	by Riata if any of the conditions in Article 12 have not been satisfied as of either the First Closing Date or the Second Closing Date (other than the condition described in Section 12.1), as applicable, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Riata to comply with its obligations under this Agreement) and Riata has not waived such condition on or before the First Closing Date or the Second Closing Date, as applicable;

(c)	by TransAtlantic if any of the conditions in Article 13 have not been satisfied as of either the First Closing Date or the Second Closing Date (other than the condition described in Section 13.1), as applicable, or if satisfaction of such a condition is or becomes impossible (other than through the failure of TransAtlantic to comply with its obligations under this Agreement) and TransAtlantic has not waived such condition on or before the First Closing Date or the Second Closing Date, as applicable;

(d)	by mutual consent of Riata and TransAtlantic;

(e)	by either Riata or TransAtlantic if the TSX approval of the First Investment or Second Investment is not obtained pursuant to Section 4.1 by May 30, 2008;

(f)	by either Riata or TransAtlantic if Shareholder Approval of the Second Investment is not obtained pursuant to Section 4.2 by July 31, 2008;

(g)	by either Riata or TransAtlantic if the First Closing has not occurred on or before June 30, 2008, or such later date as Riata and TransAtlantic may agree upon; or

(h)	by either Riata or TransAtlantic if the Second Closing has not occurred on or before August 30, 2008, or such later date as Riata and TransAtlantic may agree upon,

provided, however, that any right to terminate this Agreement pursuant to this Section 14.1 shall not be available to either Riata or TransAtlantic, as applicable, if such Party, at such time, is in material breach of any provision of this Agreement such that the conditions of the other Party set forth in Article 12 or Article 13, as applicable, shall not be satisfied.

14.2	Effect of Termination

Each Party’s right of termination is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If the obligation of the Parties to complete the First Investment or the Second Investment, as applicable, is terminated pursuant to this Article 14, all of the other obligations of the Parties under this Agreement that do not relate to the completion of the First Investment or the Second Investment, as applicable, shall survive such termination.

14.3	Attempt to Remedy

Each Party shall use its Best Efforts to avoid the termination of this Agreement pursuant to Section 14.1 and shall co-operate with the other Party to allow the satisfaction of all required conditions to allow the completion of the First Investment and the Second Investment. Each Party shall agree to delay the First Closing or the Second Closing and shall engage in such measures except that:

(a)	no extension shall be required beyond the dates specified in Section 14.1(g) or (h); and

(b)	Best Efforts shall not be required beyond a period of 30 days if it is impossible to satisfy a condition without material adverse effect on one of the Parties (and in the case of Riata, the Riata Entities).

ARTICLE 15

SURVIVAL AND INDEMNIFICATION

15.1	Survival

All representations and warranties contained in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the First Closing Date and the Second Closing Date.

15.2	Effect of Knowledge

None of the Parties’ representations and warranties will be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time by the other Party.

15.3	Indemnification and Payment of Damages by TransAtlantic

TransAtlantic will indemnify and hold harmless Riata, the Riata Entities (if the First Closing or Second Closing occurs) and their respective Representatives, (collectively, the “Riata Indemnified Persons”) for, and will pay to the Riata Indemnified Persons the amount of, any loss, liability, claim, damage (excluding consequential damages or economic loss), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)	any breach of any representation or warranty made by TransAtlantic in this Agreement or any other certificate or document delivered by TransAtlantic pursuant to this Agreement; or

(b)	any breach by TransAtlantic of any covenant or obligation of TransAtlantic under this Agreement;

The remedies provided in this Section 15.3 will be the exclusive remedy of any Riata Indemnified Person for any breach of or failure of performance required hereunder by TransAtlantic, provided, however, that:

(i)	any claim pursuant to Section 15.3(a) must be made within two years of the date of this Agreement; and

(ii)	any right or remedy of a Party hereto by reason of the fraud or intentional breach of any other Party hereto shall not be so limited and may be brought at any time.

15.4	Indemnification and Payment of Damages by Riata

Riata will indemnify and hold harmless TransAtlantic and its Representatives (“TransAtlantic Indemnified Persons”) and will pay to the TransAtlantic Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

(a)	any breach of any representation or warranty made by Riata (or on behalf of a Riata Entity) in this Agreement or in any other certificate or document delivered by Riata pursuant to this Agreement; or

(b)	any breach by Riata of any covenant or obligation of Riata in this Agreement

The remedies provided in this Section 15.4 will be the exclusive remedy of any TransAtlantic Indemnified Person for any breach of or failure of performance required hereunder by Riata, provided, however, that:

(i)	any claim pursuant to Section 15.4(a) must be made within two years of the date of this Agreement; and

(ii)	any right or remedy of a Party hereto by reason of the fraud or intentional breach of any other Party hereto shall not be so limited and may be brought at any time.

15.5	Procedure for Indemnification - Third Party Claim

(a)	Promptly after receipt by a Riata Indemnified Person or a TransAtlantic Indemnified Person (an “Indemnified Person”) of notice of the commencement of any Proceeding relating to Section 15.3 or Section 15.4, against it, such Indemnified Person will, if a claim is to be made against an indemnifying Person under such Section, give notice to the indemnifying Person of the commencement of such claim, but the failure to notify the indemnifying Person will not relieve the indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying Person demonstrates that the defense of such action is prejudiced by the Indemnified Person’s failure to give such notice.

(b)	If any Proceeding referred to in Section 15.5(a) is brought against an Indemnified Person, upon notice from such Indemnified Person to the indemnifying Person of the commencement of such Proceeding, the indemnifying Person will be entitled to participate in such Proceeding and, to the extent that it wishes, unless:

(i)	the indemnifying Person is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate; or

(ii)	the indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding, to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person (acting reasonably) and, after notice from the indemnifying Person to the Indemnified Person of its election to assume the defense of such Proceeding,

(c)	The indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 15 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation.

(d)	If the indemnifying Person assumes the defense of a Proceeding:

(i)	no compromise or settlement of such claims may be effected by the indemnifying Person without the Indemnified Person’s consent, unless:

(A)	there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and

(B)	the sole relief provided is monetary damages that are paid in full by the indemnifying Person; and

(ii)	the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent.

(e)	Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the indemnifying Person, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying Person will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

15.6	Participation

The Party not controlling the defense of a Proceeding shall have the right to be represented by advisory counsel and accountants (at its own expense) in connection with any Proceeding, and shall be kept reasonably informed by the defending Party of the status of such Proceeding at reasonable times at all stages thereof, whether or not such Party is so represented. The indemnifying Person and Indemnified Persons agree to make available to each other, their counsel and accountants all information and documents reasonably available to them which relate to such action, suit or Proceeding, and agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such Proceeding.

15.7 Procedure for Indemnification—Other Claims

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

ARTICLE 16

GENERAL PROVISIONS

16.1	Access to Information

TransAtlantic agrees that Riata shall have the right, at Riata’s expense, on reasonable prior notice to TransAtlantic, and during normal business hours, to audit, exercise and make copies of or extracts from the books of account and other books and records of TransAtlantic and its Subsidiaries.

16.2	Expenses

Except as otherwise expressly provided in this Agreement or in this Section, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, the First Investment and the Second Investment, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party.

16.3	Public Announcements

Subject to TransAtlantic’s obligation under Canadian Securities Laws to make timely disclosure of material information, any public announcement or similar publicity with respect to this Agreement or the First Investment or the Second Investment will be issued, if at all, at such time and in such manner as Riata and TransAtlantic, jointly, may determine.

16.4	Confidentiality

Riata acknowledges and agrees that all non-public information concerning TransAtlantic and its Subsidiaries which is given to Riata or its Representatives will be used solely for the purposes of completing Riata’s due diligence review and will be treated confidentially by Riata for so long as such information remains non-public. Riata agrees that it will only provide such non-public information concerning TransAtlantic and its Subsidiaries to those Representatives of Riata as is necessary, and will be responsible for ensuring that each of its Representatives treats any non-public information concerning TransAtlantic and its Subsidiaries confidentially for so long as it remains non-public, and Riata will be responsible for a breach by any of its Representatives in respect thereof. Except as otherwise required by applicable law or judicial or regulatory process, until it becomes public or if it is otherwise already known by Riata or developed independently by Riata or its representatives, Riata will not disclose any non-public information concerning TransAtlantic or its Subsidiaries to a third party without TransAtlantic’s consent.

16.5	Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested; or (c) when received by the addressee, if sent by Federal Express or United Parcel Service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

TransAtlantic:

TransAtlantic Petroleum Corp.

1840, 444 - 5th Avenue S.W.

Calgary, Alberta T2P 2T8

Attention: President

Telephone No.: (403) 262-8556

Facsimile No.: (403) 262-1349

with a copy to:

TransAtlantic Petroleum (U.S.A.) Corp.

1755, 5910 N. Central Expressway

Dallas, Texas 75206

Attention: President

Telephone No.: (214) 220-4323

Facsimile No.: (214) 220-4327

and to:

Macleod Dixon LLP

3700 Canterra Tower

400 Third Avenue S.W.

Calgary, Alberta T2P 4H2

Attention: Lianne Tysowski

Telephone No.: (403) 267-8224

Facsimile No.: (403) 265-5973

Riata:

Riata Management, LLC

4801 Gaillardia Parkway, Suite 225

Oklahoma City, Oklahoma 73142

Attention: Matthew McCann

Telephone No.: (405) 286-6324-1036

Facsimile No.: (405) 286-1393

with a copy to:

Porter & Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

Attention: Robert G. Reedy

Telephone No.: (713) 226-6674

Facsimile No.: (713) 226-6274

16.6	Governing Legal Requirement

This Agreement will be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. The Parties hereto irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta to resolve any dispute pursuant to this Agreement.

16.7	Further Assurances

The Parties agree:

(a)	to provide upon request to each other such further information;

(b)	to execute and deliver to each other such other documents; and

(c)	to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement,

subject to any rights of termination each Party may have under this Agreement, which may be exercised in such Party’s sole discretion after compliance with the obligations specified in Section 14.3.

16.8	Waiver

The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege.

16.9	Entire Agreement and Modification

This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

16.10	Disclosure Letter

The disclosures in the Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

16.11	Binding Effect and Assignment.

(a)	This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

(b)	No Party may assign either this Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the other Party; provided, however, that Riata may upon notice to TransAtlantic: (i) direct that title to all or part of the First Investment and/or Second Investment to be conveyed to Riata be taken in one or more of Riata’s Affiliates; (ii) assign any or all of its rights and interest hereunder to one or more of its Affiliates; and (iii) designate one or more of its Affiliates to perform its obligations hereunder (any such Affiliate or Affiliates shall be a “Riata Designee”); provided, that in any or all such cases Riata nonetheless shall remain responsible for the performance of its duties, liabilities or obligations hereunder and the representations and warranties given in Article 9 shall be deemed to be given on behalf of any such Riata Designee which acquires any of the First Investment Shares or the Second Investment Shares.

16.12	Severability

If any provision of this Agreement is held invalid or unenforceable by any arbitrator or court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

16.13	Section Headings, Construction

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect the construction or interpretation of this Agreement. All references to “Article”, “Articles”, “Section” or “Sections” refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

16.14	Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

16.15	Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Investment Agreement Execution Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

RIATA MANAGEMENT, LLC		TRANSATLANTIC PETROLEUM CORP.

By:	“N. Malone Mitchell. 3rd”	By:	“Scott C. Larsen”